SkyPeople Fruit Juice, Inc.. Appoints Cunxia Xie as CFO

XI'AN, China, September 23 - XI'AN - SkyPeople Fruit Juice, Inc. (Nasdaq: SPU) ("SkyPeople" or the “Company"), a manufacturer of kiwifruit, apple, pear and other concentrated specialty fruit juices and manufacturer of Hedetang and Qian Mei Duo-branded fruit beverages, today announced that Spring Liu has resigned from her position as the Chief Financial Officer of the Company effective September 21, 2011 to pursue other interests. There were no disagreements between Ms. Liu and the Company’s management or board of directors. The board has appointed Cunxia Xie as the Company’s Chief Financial Officer (the principal financial and accounting officer) effectively September 21, 2011.

Ms. Xie has extensive financial accounting, corporate management and internal control experience in China. Prior to her appointment, Ms. Xie served as the Chief Financial Officer of SkyPeople Juice Group Co., Ltd., a 99.78% indirectly-owned subsidiary of SkyPeople (“SkyPeople (China)”), since 2009. From 2003 to 2009, Ms. Xie served as Financial Accounting Manager at China Haisheng Juice Holding Corporation, a company listed in the Hong Kong Stock Exchange.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd., a Vanuatu company, holds 99.78% ownership interest in SkyPeople (China). SkyPeople (China) is engaged in the production and sales of fruit juice concentrates (including fruit purees, fruit puree concentrates, and clear fruit juice concentrates), fruit beverages (including fruit juice beverages and fruit cider beverages), and other fruit related products (including primarily organic and non-organic fresh fruits, kiwifruit seeds and apple aroma) in and from the PRC. Its fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Fruit juice concentrates are used as a basic ingredient component in the food industry. Its brand, Hedetang, which is a registered trademark in the PRC, is positioned as a high quality, healthy and nutritious end-use juice beverage. For more information, please visit www.skypeoplefruitjuice.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

COMPANY

SkyPeople Fruit Juice, Inc.
Ms. Natasha Zhang, Corporate Secretary
Tel:   +86-29-88377161
Email:natasha_zhang@skypeoplejuice.com
Web: www.skypeoplefruitjuice.com

INVESTOR RELATIONS:

John Mattio, SVP
MZ-HCI
Tel: US +1-203-616-5144
Email: john.mattio@hcinternational.net
Web: http://www.mz-hci.com